Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Option Plan and Incentive Share Award Plan of Oncolytics Biotech Inc. of our report dated March 7, 2024 with respect to the consolidated statements of financial position as at December 31, 2023 and 2022 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the three year period ended December 31, 2023 of Oncolytics Biotech Inc., and our report dated March 7, 2024 with respect to the effectiveness of internal control over financial reporting as of December 31, 2023 each included in its Annual Report on Form 20-F filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accounts

Calgary, Canada

June 3, 2024

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